Exhibit 99.1

FOR IMMEDIATE RELEASE

ServiceSource Announces Preliminary Third Quarter 2018 Financial Results and Revised

Fiscal 2018 Outlook

Conference Call to Discuss Full Third Quarter 2018 Financial Results and Business Outlook

Scheduled on November 7, 2018 at 4:30 p.m. ET

DENVER—Oct. 18, 2018—ServiceSource (NASDAQ: SREV) (the “Company”), a global leader in outsourced inside sales, customer success and recurring revenue growth and retention solutions, today announced preliminary financial results for the quarter ended September 30, 2018 and updates to its fiscal 2018 revenue outlook.

“After a strong start to the year, several factors began to take shape late in the third quarter that have impacted our financial results for Q3 and our outlook for the balance of the year,” said Christopher M. Carrington, CEO of ServiceSource. “While our forecasts for new logo ramps and install base growth were generally in line across our portfolio, as we closed the quarter we experienced unexpected churn and softer end-user demand at several clients. The impact of these factors offsets the positive progression we experienced across the remainder of our business and alters our view for the balance of the year.”

The Company now expects third quarter revenue of approximately $57 million, compared to its previous guidance of $60 million to $61 million. Based on the preliminary third quarter 2018 results and the Company’s current view of the fourth quarter, ServiceSource is also revising its fiscal 2018 revenue outlook and now expects full-year revenue of $238 million to $240 million. The Company anticipates a meaningful portion of the revenue delta compared to expectations to flow through the P&L. ServiceSource intends to provide updated full fiscal 2018 guidance when it reports completed financial results for the third quarter 2018 on November 7, 2018, after market close.

Carrington continued, “As some of our clients adapt their go-to-market models and customer engagement strategies, in select cases their businesses are exposed to greater near-term volatility that impacts our forecasting. We are implementing specific actions in response to these challenges and other catalysts give us reason for sustained optimism. In recent months we have attracted three new executive leaders to further advance the Company, we have signed 12 new logos year-to-date, client net promoter scores continue to improve, and we have a strong balance sheet and liquidity profile. We look forward to providing additional details on the actions we are taking and the progress we are making on our earnings call in November.”

Third Quarter 2018 Financial Results Conference Call

ServiceSource also today announced that it will release its financial results for the third quarter ended September 30, 2018 after market close on November 7, 2018. ServiceSource will host a conference call at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) that day to review financial results and business outlook.

To access the call, please dial (877) 293-5486, or outside the U.S. (914) 495-8592, at least five minutes prior to the 2:30 p.m. MT start time. A live webcast of the call will also be available on the ServiceSource Investor Relations website under Events and Presentations. A replay of the webcast will also be available on the Company’s Investor Relations website at http://ir.servicesource.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our preliminary views regarding third quarter financial results, our expectations for financial and operational performance, including our revised 2018 outlook, whether our go-forward model will produce anticipated benefits, and whether our improved execution and emerging capabilities will translate into desired results. These forward-looking statements are based on our current assumptions and beliefs, and involve risks and uncertainties that could cause our results to differ materially from our forward-looking statements. Those risks and uncertainties include: potential revision to the preliminary third quarter results, including as a result of the completion of our financial closing procedures and review by independent auditors; a decline in client renewals, the loss of one or more of our key clients or the contraction in our revenue from one or more of our key clients, in each case resulting in churn, or our clients not expanding their relationships with us; the risk of problems implementing our technologies or that our technologies will not meet customer expectations; that the market for our solution is underdeveloped and may not grow; errors in estimates as to the renewal rate improvements and/or service revenue we can generate for our customers; changes in market conditions that impact our ability to sell our solutions and/or generate service revenue on our customers’ behalf; the possibility that our estimates of service revenue, opportunity under management, and other metrics may prove inaccurate; our ability to keep customer data and other confidential information secure; our ability to adapt our solution to changes in the market or new competition; problems encountered by our clients in their business that may cause them to cancel or reduce their business with us; our ability to achieve our expected benefits from international expansion; economic or other adverse events or conditions affecting the technology industry; our ability to protect our intellectual property rights; the risk of claims that our offerings infringe the intellectual property rights of others; and other risks and uncertainties described more fully in our periodic reports filed with the Securities and Exchange Commission, which can be obtained online at the Commission’s website at http://www.sec.gov. All forward-looking statements in this press release are based on information currently available to us, and except as may be legally required we assume no obligation to update these forward-looking statements.

About ServiceSource

ServiceSource International, Inc. (NASDAQ:SREV) helps the world’s leading brands grow closer to their customers. As a global leader in outsourced inside sales, customer success and recurring revenue growth and retention solutions, ServiceSource expands customer lifetime value by helping companies to more efficiently and effectively find, convert, grow and retain their B2B customer relationships. Trusted by global market leaders in the cloud/XaaS, software, technology hardware, medical device & diagnostic equipment and industrial IoT sectors, ServiceSource sells, manages or renews $9 billion of revenue annually on behalf of its clients. Leveraging a robust technology suite, predictive data models and more than 3,000 revenue delivery professionals speaking 45 languages, only ServiceSource brings to market nearly 20 years of expertise and the ability to drive recurring revenue growth to more than 170 countries. To learn more, visit http://www.servicesource.com.

Connect with ServiceSource:

http://www.facebook.com/ServiceSource

http://twitter.com/servicesource

http://www.linkedin.com/company/servicesource

http://www.youtube.com/user/ServiceSourceMKTG

Investor Relations Contact for ServiceSource:

ServiceSource International, Inc.

Chad Lyne

clyne@servicesource.com